Exhibit 99.1

MarketAxess Reports Second Quarter 2025 Financial Results

11% Increase in Revenue to Record $219.5 Million; Strong Progress with New Initiatives to Drive Growth

Record Block Trading ADV, Record Total Portfolio Trading ADV and Strong Growth in Dealer-Initiated ADV

EPS of $1.91; $2.00 Excluding Notable Items1

NEW YORK | August 6, 2025 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the second quarter ended June 30, 2025.

2Q25 select financial and operational highlights*

•  11% increase in total revenues to a record $219.5 million, including an approximately $2.1 million increase from the impact of foreign currency fluctuations.

•  Record total commission revenue of $191.8 million increased 12%, driven by record total credit commission revenue, up 10%, and record total rates commission revenue, up 40%.

•  Record emerging markets (+16%), record eurobonds (+22%) and record U.S. government bond (+49%) commission revenue.

•  Record services revenue (combined information, post-trade and technology services revenue) of $27.7 million, up 7%.

•  Strong progress with our new initiatives across our three strategic channels:

•  Client-Initiated Channel - strong growth in block trading average daily volume (“ADV”) with record ADV across U.S. credit block trading (+37%), emerging markets (+27%), and eurobonds (+100%).

•  Portfolio Trading Channel - 69% increase in total portfolio trading ADV to record $1.5 billion.

•  Dealer-Initiated Channel - dealer-initiated ADV increased 40% to $1.8 billion, including record levels of eurobonds activity.

•  Total expenses of $127.6 million increased 10%, including an approximately $1.7 million increase from the impact of foreign currency fluctuations. Total expenses excluding notable items[1] of $123.6 million increased 6%.

•  Diluted earnings-per-share (“EPS”) of $1.91 increased 11%; EPS excluding notable items[1] of $2.00 increased 16%.

Chris Concannon, CEO of MarketAxess, commented:

“In the second quarter, we made significant strides in enhancing our client franchise, increasing client engagement with X-Pro, and delivering on our new initiatives across our client-initiated, portfolio trading and dealer-initiated channels. Strong progress with our new initiatives, combined with a favorable market backdrop, helped drive record levels of revenue and ADV across most product areas and regions in the quarter.

As we move through the back-half of 2025, we are focused on growing our targeted block trading solution in the client-initiated channel, continuing to enhance our portfolio trading solution for clients, and launching our new Mid-X solution in the dealer-initiated channel. Additionally, over the last several months, we have made several strategic hires in key roles that we believe will enhance our ability to drive growth.

We are executing our long-term strategy to drive growth, we are showing strong progress with our new initiatives, and we now have key leaders in place to help drive growth in 2025 and beyond.”

*	All comparisons versus 2Q24

Table 1: 2Q25 select financial results

	Quarter			% Change				YTD		% Change
$ in millions, except per share data (unaudited)	2Q 2025	1Q 2025	2Q 2024	QoQ		YoY		YTD 2025	YTD 2024	YoY
Selected GAAP-basis financial results
Revenues	$219	$209	$198	5%		11%		$428	$408	5%
Expenses	128	120	116	6		10		248	234	6
Net Income	71	15	65	NM		10		86	138	(37)
Diluted EPS	1.91	0.40	1.72	NM		11		2.31	3.64	(37)
Net Income Margin	32.4%	7.2%	32.9%	NM		(50	) bps	20.1%	33.7%	NM
Selected GAAP-basis financial results ex-notable items (non-GAAP)[1]
Revenues	219	209	198	5		11		428	408	5
Expenses	124	120	116	3		6		244	234	4
Net Income	74	70	65	6		15		144	138	5
Diluted EPS	2.00	1.87	1.72	7		16		3.87	3.64	6
Other Non-GAAP financial measures
EBITDA²	111	107	99	3		12		218	208	5
EBITDA Margin²	50.5%	51.5%	50.0%	(100	) bps	+50	bps	51.0%	51.0%	—	bps

NM - Not meaningful

2Q25 overview of results

Table 1A: Notable items1

	Quarter			YTD
$ in millions, except per share data (unaudited)	2Q 2025	1Q 2025	2Q 2024	YTD 2025	YTD 2024
Repositioning charges	$4.0	$—	$—	$4.0	$—
Acquisition-related charge/(credit)	0.6	—	—	0.6	—

Notable items (pre-tax)	4.6	—	—	4.6	—

Income tax impact from notable items	(1.2)	—	—	(1.2)	—
Reserve for uncertain tax positions related to prior periods	—	54.9	—	54.9	—

Total notable items	$3.4	$54.9	$—	$58.3	$—

EPS impact	$0.09	$1.47	$—	$1.56	$—

Notable items1

•

Notable items in 2Q25 include repositioning charges of $4.0 million, which were principally severance costs related to changes in management structure, and an acquisition-related charge of $0.6 million.

Commission revenue

Table 1B: 2Q25 variable transaction fees per million (FPM)

	Quarter			% Change		YTD		% Change
AVG. VARIABLE TRANS. FEE PER MILLION (FPM)	2Q25	1Q25	2Q24	QoQ	YoY	YTD 2025	YTD 2024	YoY
Total Credit	$138	$139	$148	(1)%	(7)%	$139	$151	(8)%
Total Rates	4.03	4.20	4.45	(4)	(9)	4.11	4.61	(11)

Credit

•

Record total credit commission revenue of $176.6 million (including $33.6 million in fixed-distribution fees) increased $15.8 million, or 10%, compared to $160.8 million (including $33.2 million in fixed-distribution fees) in the prior year, and increased 4% from 1Q25 levels. A 22% increase in total credit ADV compared to the prior year, driven in part by strong growth in market volumes, was partially offset by a 7% decrease in total credit variable transaction fee per million (“FPM”). The 10% increase in total credit commission revenue was driven by strong growth in U.S. credit commission revenue, up 7%, record emerging markets commission revenue, up 16%, and record eurobonds commission revenue, up 22%, reflecting continued product and geographic diversification. The decline in 2Q25 total credit FPM both year-over-year and quarter-over-quarter was due principally to protocol mix.

Rates

•

Record total rates commission revenue of $8.1 million increased $2.3 million, or 40%, compared to the prior year, and increased 16% from 1Q25 levels. A 58% increase in total rates ADV compared to the prior year, driven in part by strong growth in market volumes, was partially offset by a 9% decrease in FPM. The decrease in 2Q25 total rates FPM both year-over-year and quarter-over-quarter was driven by the impact of product mix.

Other

•

Record total other commission revenue of $7.1 million increased $2.0 million, or 39%, compared to the prior year driven by the inclusion of approximately $1.8 million from RFQ-Hub, which was acquired in mid-May 2025.

Services revenue

•	Record services revenue of $27.7 million increased $1.7 million, or 7%, compared to the prior year, driven by growth across information, post-trade and technology services.

Information services

•

Information services revenue of $13.1 million increased $0.5 million, or 4%, compared to the prior year. The increase was principally driven by an increase of $0.4 million from the impact of foreign currency fluctuations and net new data contract revenue.

Post-trade services

•

Post-trade services revenue of $11.1 million increased $0.7 million, or 7%, compared to the prior year mainly due to an increase of $0.6 million from the impact of foreign currency fluctuations and net new contract revenue.

Technology services

•

Total technology services revenue of $3.5 million increased $0.5 million, or 16%, compared to the prior year. The increase was driven by higher license fees of $0.3 million and connectivity fees of $0.2 million from RFQ-hub, which was acquired in mid-May 2025.

Expenses

•

Total expenses of $127.6 million increased 10% from the prior year, including an increase of $1.7 million from the impact of foreign currency fluctuations. Total expenses excluding notable items[1] were $123.6 million, an increase of 6%.

Non-operating

•

Other income (expense): Other income was $5.6 million, up from $5.0 million in the prior year. The increase was driven by foreign exchange gains in the current quarter compared to foreign exchange losses in the prior quarter, offset by acquisition-related charges.

•

Tax rate: The effective tax rate was 26.9%, up from 24.8% in the prior year. The higher effective tax rate is due to an increase in current period accruals for the uncertain tax position reserve established in 1Q25.

Capital

•

The Company had $620.9 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of June 30, 2025, down from $698.6 million as of December 31, 2024. There were no outstanding borrowings under the Company’s credit facility.

•

A total of 379,667 shares were repurchased year-to-date through July 2025 at a cost of $80.0 million, including 167,783 shares repurchased during the second quarter at a cost of $36.7 million. As of July 31, 2025, a total of $145.0 million remained under the Board of Directors’ share repurchase authorization.

•	The Board declared a quarterly cash dividend of $0.76 per share, payable on September 3, 2025 to stockholders of record as of the close of business on August 20, 2025.

Other

•	Employee headcount was 881 as of June 30, 2025, up from 864 as of June 30, 2024, and up from 870 as of March 31, 2025.

[1]

See Table 1A in this release for a listing of notable items. Results excluding notable items are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 6 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

[2]

EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. From time to time, we present selected GAAP-basis financial results, excluding notable items. Notable items are revenues, expenses, other income (expense) and tax related items that are non-recurring and outside of the Company’s normal course of business or other notables, such as acquisition and restructuring charges or gains/losses on sales (collectively, “notable items”). We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. Please refer to Tables 6, 7 & 8 for a reconciliation of: (i) selected GAAP-basis financial results, each excluding notable items, to their most directly comparable GAAP measure; (ii) GAAP net income to EBITDA and GAAP net income margin to EBITDA margin; and (iii) GAAP net cash provided by/(used in) operating activities to free cash flow, in each case, the most directly comparable GAAP measure.

Webcast and conference call information

Chris Concannon, Chief Executive Officer and Ilene Fiszel Bieler, Chief Financial Officer will host a conference call to discuss the Company’s financial results and outlook on Wednesday, August 6, 2025 at 10:00 a.m. ET. To access the conference call, please dial 646-307-1963 (U.S./International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; issues related to the development and use of artificial intelligence; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; the effects of climate change or other sustainability risks that could affect our operations or reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except per share data (unaudited)	2025	2024	% Change	2025	2024	% Change
Revenues
Commissions	$191,770	$171,679	12%	$373,113	$356,552	5%
Information services	13,087	12,544	4	25,991	24,425	6
Post-trade services	11,076	10,400	7	22,164	21,130	5
Technology services	3,529	3,037	16	6,770	5,871	15

Total revenues	219,462	197,660	11	428,038	407,978	5

Expenses
Employee compensation and benefits	65,237	56,790	15	127,153	118,054	8
Depreciation and amortization	19,195	18,356	5	37,431	36,556	2
Technology and communications	19,421	17,771	9	37,469	34,822	8
Professional and consulting fees	7,190	7,669	(6)	13,600	14,064	(3)
Occupancy	3,753	3,714	1	7,375	7,139	3
Marketing and advertising	2,952	3,010	(2)	5,013	4,843	4
Clearing costs	4,447	4,122	8	8,632	9,033	(4)
General and administrative	5,403	4,889	11	11,119	9,628	15

Total expenses	127,598	116,321	10	247,792	234,139	6

Operating income	91,864	81,339	13	180,246	173,839	4
Other income (expense)
Interest income	5,930	6,401	(7)	13,099	12,374	6
Interest expense	(139)	(621)	(78)	(352)	(937)	(62)
Equity in earnings of unconsolidated affiliate	168	354	(53)	457	724	(37)
Other, net	(407)	(1,136)	(64)	120	(2,946)	NM

Total other income (expense)	5,552	4,998	11	13,324	9,215	45

Income before income taxes	97,416	86,337	13	193,570	183,054	6
Provision for income taxes	26,236	21,399	23	107,325	45,501	136

Net income	$71,180	$64,938	10	$86,245	$137,553	(37)

Less: income attributable to noncontrolling interest	(31)	—	NM	(31)	—	NM

Net income available for common stockholders	$71,149	$64,938	10	$86,214	$137,553	(37)

Per Share Data:
Net income per common share
Basic	$1.91	$1.72		$2.31	$3.65
Diluted	$1.91	$1.72		$2.31	$3.64
Cash dividends declared per common share	$0.76	$0.74		$1.52	$1.48
Weighted-average common shares:
Basic	37,210	37,655		37,299	37,698
Diluted	37,298	37,689		37,377	37,740

NM - not meaningful

Table 3: Commission Revenue Detail

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except fee per million data (unaudited)	2025	2024	% Change	2025	2024	% Change
Variable transaction fees
Credit	$142,977	$127,645	12%	$278,817	$269,149	4%
Rates	8,035	5,719	40	14,954	10,885	37
Other	7,061	5,076	39	12,293	9,925	24

Total variable transaction fees	158,073	138,440	14	306,064	289,959	6

Fixed distribution fees
Credit	33,616	33,177	1	66,881	66,465	1
Rates	81	62	31	168	128	31

Total fixed distribution fees	33,697	33,239	1	67,049	66,593	1

Total commission revenue	$191,770	$171,679	12	$373,113	$356,552	5

Average variable transaction fee per million
Credit	$138	$148	(7)%	$139	$151	(8)%
Rates	4.03	4.45	(9)	4.11	4.61	(11)

Table 4: Trading Volume Detail*

	Three Months Ended June 30,
	2025		2024		% Change
In millions (unaudited)	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$481,090	$7,760	$405,440	$6,436	19%	21%
High-yield	104,897	1,692	84,248	1,337	25	27
Emerging markets	249,091	4,018	210,205	3,337	18	20
Eurobonds	160,873	2,681	128,266	2,103	25	27
Other credit	39,965	644	33,376	530	20	22

Total credit trading	1,035,916	16,795	861,535	13,743	20	22

Rates
U.S. government bonds	1,906,892	30,756	1,236,917	19,634	54	57
Agency and other government bonds	87,625	1,458	48,506	792	81	84

Total rates trading	1,994,517	32,214	1,285,423	20,426	55	58

Total trading	$3,030,433	$49,009	$2,146,958	$34,169	41	43

Number of U.S. Trading Days[1]		62		63
Number of U.K. Trading Days[2]		60		61

	Six Months Ended June 30,
	2025		2024		% Change
In millions (unaudited)	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$942,398	$7,662	$861,438	$6,947	9%	10%
High-yield	194,894	1,585	169,627	1,368	15	16
Emerging markets	489,376	3,979	431,632	3,481	13	14
Eurobonds	308,790	2,510	257,115	2,074	20	21
Other credit	76,447	621	59,705	481	28	29

Total credit trading	2,011,905	16,357	1,779,517	14,351	13	14

Rates
U.S. government bonds	3,488,973	28,366	2,282,713	18,409	53	54
Agency and other government bonds	153,450	1,248	80,132	646	91	93

Total rates trading	3,642,423	29,614	2,362,845	19,055	54	55

Total trading	$5,654,328	$45,971	$4,142,362	$33,406	37	38

Number of U.S. Trading Days[1]		123		124
Number of U.K. Trading Days[2]		123		124

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$462,837	$544,478
Cash segregated under federal regulations	47,930	47,107
Investments, at fair value	169,349	165,260
Accounts receivable, net	113,242	91,845
Receivables from broker-dealers, clearing organizations and customers	559,120	357,728
Goodwill	286,020	236,706
Intangible assets, net of accumulated amortization	121,397	98,078
Furniture, equipment, leasehold improvements and capitalized software, net	109,206	107,298
Operating lease right-of-use assets	55,382	58,132
Prepaid expenses and other assets	50,455	82,584

Total assets	$1,974,938	$1,789,216

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$48,198	$68,054
Payables to broker-dealers, clearing organizations and customers	329,785	218,845
Income and other tax liabilities	95,197	3,683
Accounts payable, accrued expenses and other liabilities	31,628	37,320
Operating lease liabilities	69,230	72,654

Total liabilities	574,038	400,556

Redeemable noncontrolling interest	14,715	—

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	356,817	350,701
Treasury stock	(407,029)	(333,369)
Retained earnings	1,434,953	1,405,904
Accumulated other comprehensive income/(loss)	1,321	(34,699)

Total stockholders’ equity	1,386,185	1,388,660

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,974,938	$1,789,216

Table 6: Reconciliation of Notable Items

$ in thousands, except per share data (unaudited)	2Q 2025	1Q 2025	2Q 2024	YTD 2025	YTD 2024
Total Expenses, GAAP-basis	$127,598	$120,194	$116,321	$247,792	$234,139
Exclude: Notable items
Repositioning charges[1]	(3,970)	—	—	(3,970)	—

Total Expenses, excluding notable items	$123,628	$120,194	$116,321	$243,822	$234,139

Other income (expense), GAAP-basis	$5,552	$7,772	$4,998	$13,324	$9,215
Exclude: Notable items
Acquisition-related charge/(credit)[2]	557	—	—	557	—

Other income (expense), excluding notable items	$6,109	$7,772	$4,998	$13,881	$9,215

Net income, GAAP-basis	$71,180	$15,065	$64,938	$86,245	$137,553
Exclude: Notable items
Repositioning charges[1]	3,970	—	—	3,970	—
Acquisition-related charge/(credit)[2]	557	—	—	557	—
Income tax impact from notable items	(1,218)	—	—	(1,218)	—
Reserve for uncertain tax positions related to prior periods	—	54,939	—	54,939	—

Net income, excluding notable items	$74,489	$70,004	$64,938	$144,493	$137,553

Diluted EPS, GAAP-basis	$1.91	$0.40	$1.72	$2.31	$3.64
Notable items as reconciled above	0.09	1.47	—	1.56	—

Diluted EPS, excluding notable items	$2.00	$1.87	$1.72	$3.87	$3.64

Effective tax rate, GAAP-basis	26.9%	84.3%	24.8%	55.4%	24.9%
Notable items as reconciled above	—	(57.1)	—	(28.3)	—

Effective tax rate, excluding notable items	26.9%	27.2%	24.8%	27.1%	24.9%

[1]	Repositioning charges consist of severance included in employee compensation and benefits
[2]	Consists of loss on remeasurement of previous equity interest in RFQ-hub to fair value

Table 7: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

In thousands (unaudited)	2Q 2025	1Q 2025	2Q 2024	YTD 2025	YTD 2024
Net income	$71,180	$15,065	$64,938	$86,245	$137,553
Add back:
Interest income	(5,930)	(7,169)	(6,401)	(13,099)	(12,374)
Interest expense	139	213	621	352	937
Provision for income taxes	26,236	81,089	21,399	107,325	45,501
Depreciation and amortization	19,195	18,236	18,356	37,431	36,556

EBITDA	$110,820	$107,434	$98,913	$218,254	$208,173

Net income margin[1]	32.4%	7.2%	32.9%	20.1%	33.7%
Add back:
Interest income	(2.7)	(3.4)	(3.2)	(3.1)	(3.0)
Interest expense	0.1	0.1	0.3	0.1	0.2
Provision for income taxes	12.0	38.9	10.7	25.1	11.1
Depreciation and amortization	8.7	8.7	9.3	8.8	9.0

EBITDA margin[2]	50.5%	51.5%	50.0%	51.0%	51.0%

Table 8: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

In thousands (unaudited)	2Q 2025	1Q 2025	2Q 2024	YTD 2025	YTD 2024
Net cash (used in)/provided by operating activities	$103,714	$29,629	$118,849	$133,343	$113,900
Exclude: Net change in trading investments	(66)	—	100	(66)	(155)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	22,053	34,399	(3,151)	56,452	48,137
Less: Purchases of furniture, equipment and leasehold improvements	(1,206)	(1,930)	(7,695)	(3,136)	(8,892)
Less: Capitalization of software development costs	(11,510)	(15,031)	(10,496)	(26,541)	(24,459)

Free cash flow	$112,985	$47,067	$97,607	$160,052	$128,531

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.